UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 4, 2008

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Identification No.

4 West Rockland, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2008, the registrant, Acorn Energy, Inc., entered into a three-year Employment Agreement with its President and Chief Executive Officer, John A. Moore. Under the terms of the Employment Agreement, Mr. Moore’s initial base salary is $325,000 per annum, retroactive to January 1, 2008, increasing to $350,000 per annum on the first anniversary of the Employment Agreement and increasing to $375,000 per annum on the second anniversary. Mr. Moore is eligible to receive an annual cash bonus of up to $200,000, based upon the attainment of agreed upon personal and company performance goals and milestones for the preceding fiscal year, as determined by the registrant’s board of directors (or compensation committee). In addition, Mr. Moore may be awarded an additional bonus payable in cash or shares of the registrant’s common stock (at the option of the registrant) after each fiscal year, subject to the sole discretion of the registrant’s board of directors, based upon Mr. Moore’s performance during such year and/or other criteria as the registrant’s board of directors may deem appropriate.

Simultaneously with his entering into the Employment Agreement and pursuant to the terms thereof, the registrant granted Mr. Moore non-qualified stock options to purchase 200,000 shares of the registrant’s common stock at an exercise price of $5.11 per share, the closing sales price of the registrant’s common stock on the trading date immediately prior to the date of the Employment Agreement. The options were granted under the registrant’s 2006 Stock Incentive Plan and will vest in equal quarterly installments over a four-year period, commencing 90 days from the date of grant.

Under the Employment Agreement, Mr. Moore is also entitled to (i) the employee benefits generally made available to the registrant’s executive officers, (ii) short-term and long-term disability insurance for the benefit of Mr. Moore, and (iii) a monthly automobile expense allowance of $1,000.

If the registrant terminates Mr. Moore’s employment for “cause” (as defined in the Employment Agreement) or Mr. Moore terminates his employment without “good reason” (as defined in the Employment Agreement), then Mr. Moore shall only be entitled to (i) all accrued but unpaid base salary up to the date of termination, (ii) reimbursement of all previously unreimbursed expenses, and (iii) all vested and unexercised options granted by the registrant as of the date of termination shall be exercisable in accordance with the terms of the registrant’s 2006 Stock Incentive Plan for a period of three months following such termination. All unvested options held by Mr. Moore will immediately terminate.

If the registrant terminates Mr. Moore’s employment without “cause”, other than upon a “change of control” (as defined in the Employment Agreement), death or disability, or Mr. Moore terminates his employment for “good reason”, then Mr. Moore shall be entitled to (i) all accrued but unpaid base salary up to the date of termination, (ii) reimbursement of all previously unreimbursed expenses, (iii) an amount equal to the sum of Mr. Moore’s then-current base salary and his most recent annual bonus (which annual bonus will be deemed to be $200,000 for any termination which occurs prior to determination of his bonus for fiscal year 2008), (iv) accelerated vesting of all unvested options that otherwise would have vested within 24 months of the date of termination, (iv) exercise all of his vested options (including the options that had their vesting accelerated) for a period of one year from the date of termination of employment, and (iv) the continuation of all medical and dental benefits at the registrant’s sole expense for a period of one year after termination.

In the event that during the three month period prior to a “change of control” or the one year period after a “change of control” the registrant terminates Mr. Moore’s employment without “cause” or Mr. Moore terminates his employment for “good reason”, then Mr. Moore shall be entitled to (i) two times his then current annual base salary plus two times his most recent annual bonus, (ii) reimbursement of all previously unreimbursed expenses, (iii) full vesting of any and all stock options then held by Mr. Moore, which he may exercise until their respective expiration dates; and (iv) the continuation of all medical and dental benefits at the registrant’s sole expense for a period of one year after termination.

Under the Employment Agreement, Mr. Moore is subject to non-solicitation and non-compete covenants, which continue for one year after the termination of his employment (or for two years if such termination was in connection with a change of control). The registrant, at its sole option, may elect to extend the non-solicitation and non-competition covenants of the Employment Agreement for one additional year, by notice to Mr. Moore at least 30 days before the expiration of such covenants. If such election is made, Mr. Moore will be entitled to an amount equal to the sum of his base salary at the time of his termination and the previous year’s annual bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 10th day of March 2008.

ACORN ENERGY, INC.

By:	/s/ Sheldon Krause
Name: Sheldon Krause Title: Secretary and General Counsel